Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	December 7, 2017

Joint Filers’ Signatures

Basswood Partners, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short GP, LLC
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member